Exhibit 10.1

FUNKO, LLC

ADVISOR AGREEMENT

THIS ADVISOR AGREEMENT (this “Agreement”) is made and effective as of September 1, 2023 (the “Effective Date”), by and between Funko, LLC, a Washington limited liability company (the “Company”), and Brian Mariotti, an individual (the “Advisor”).

1. Services. For the term of this Agreement, Advisor will provide consulting and advisory services to Funko related to Funko’s (i) licensing and creative efforts and related initiatives, and (ii) other efforts to pursue business opportunities as identified by the Chief Executive Officer or the Board of Directors of Funko, Inc. and mutually agreed with Advisor from time to time (collectively, the “Advisor Services”). The Advisor Services will include, without limitation, strategic advice and introduction to key third party participants in these business areas. Advisor’s work shall be directed primarily by Funko’s Chief Executive Officer and will include, at a minimum, meeting with the Chief Executive Officer or other appropriate Funko personnel at least quarterly to discuss Funko’s efforts and opportunities in the identified areas. Advisor shall not be required to perform more than eight hours of Advisor Services during any week.

2. Compensation.

2.1 Fees. Advisor will receive a quarterly payment of $50,000, with the first payment made on September 1, 2023, and continuing on each December 1, March 1 and June 1 thereafter throughout the term, subject to Advisor continuing to provide Services to the Company throughout the term of this agreement.

2.2 Expenses. The Company shall reimburse the Advisor for all reasonable and documented travel and other out-of-pocket expenses incurred in connection with the rendering of any Advisor Services in accordance with the Company’s policies, as in effect from time to time.

3. Independent Contractor Relationship. The Advisor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employee relationship, nor shall the Advisor be deemed entitled to participate in any employee benefit plan of the Company or receive any benefit available to employees of the Company, including insurance, worker’s compensation, retirement and vacation benefits. The Advisor is solely responsible for all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

4. Confidential Information.

4.1 Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all confidential or secret knowledge or information of the Company or any of its affiliates which Advisor has acquired or become acquainted with prior to the termination of this Agreement, whether developed by himself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its affiliates, any customer or supplier lists of the Company or any of its affiliates, any confidential or secret development or research work of the Company or any of its affiliates, or any other confidential information or secret aspect of the business of the Company or any of its affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or the Advisor in the course of the Company’s business.

4.2 Nondisclosure and Nonuse Obligations. The Advisor will use the Confidential Information solely to perform the Advisor Services for the benefit of the Company and for no other purpose, and the Advisor will not disclose the Confidential Information to any other person.

4.3 Exclusions from Nondisclosure and Nonuse Obligations. The Advisor’s obligations under Section 4.2 with respect to any portion of Confidential Information shall not apply to any information that (i) was in the public domain at or subsequent to the time it was communicated to the Advisor by the Company or a Company authorized person through no fault of the Advisor, (ii) was rightfully in the Advisor’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the Advisor by the Company or a Company authorized person, (iii) was developed by the Advisor independently of and without reference to any information communicated to the Advisor by the Company or a Company authorized person, or (iv) is being disclosed by the Advisor in response to a valid order by a court or other governmental body, or otherwise as required by law, provided that the Advisor provides prior written notice of such required disclosure to the Company and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

4.4 Disclosure of Third Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

5. No Conflict of Interest. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of the Advisor Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Advisor agrees that Advisor will not do anything in the performance of the Advisor Services hereunder that would violate any such duty. The Company acknowledges that Advisor is acting in his individual capacity, and not as an employee of the Company with respect to any services provided hereunder. Therefore, it is understood that the Company, its affiliates, officers and employees will have no liability with respect to the services rendered hereunder

6. Term and Termination.

6.1 Term. The term of this Agreement is two (2) years beginning on the Effective Date set forth above.

6.2 Termination. Except as the parties shall otherwise agree, (i) the Company may terminate this Agreement for a reason other than Cause, as defined in the Chief Creative Officer Employment Agreement between the Company and Advisor, dated January 3, 2022, as amended as of December 5, 2022 (the “Employment Agreement”), with six (6) months prior written notice to Advisor, (ii) the Company may terminate this Agreement for Cause with thirty (30) days prior written notice to Advisor and (iii) Advisor may terminate this Agreement with thirty (30) days prior written notice to the Company. No quarterly payment shall be refunded by Advisor once it has been paid. Notwithstanding the foregoing, the Company may, in lieu of providing any notice described above, terminate Advisor’s services with immediate effect and pay Advisor any fees that would otherwise have been payable during the notice period at such time(s) and in such amount(s) as set forth in Section 2.1.

6.3 Survival. The rights and obligations contained in Sections 4, 5, 6.3, 7 and 8 will survive any termination of this Agreement.

7. Rights Under Employment Agreement. The Company and Advisor acknowledge and agree that (i) effective as of September 1, 2023, Advisor’s employment with the Company terminated for Good Reason, in accordance with Section 7.01(a) of the Employment Agreement, and (ii) Employee is entitled to all of the benefits payable under Section 7.05 of the Employment Agreement due to a termination for Good Reason; provided, that Advisor complies with the terms of the Employment Agreement, including, without limitation, timely execution, delivery and non-revocation of the Release contemplated by Section 7.05(b).

8. Miscellaneous.

8.1 Successors and Assigns. Due to the personal nature of the Advisor Services to be rendered by the Advisor, the Advisor may not assign the Advisor’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, in whole or in part, to an affiliate of the Company without the consent of the Advisor. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

8.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission or e-mail upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page hereto or such other address as either party may specify in writing.

8.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington without reference to rules of conflicts of law.

8.4 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8.5 Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior and contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Advisor Services and other services undertaken by the Advisor for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Advisor Agreement as of the date first written above.

FUNKO, LLC

By:	/s/ Tracy D. Daw
Name: Tracy D. Daw
Title: Chief Legal Officer

ADVISOR:

/s/ Brian Mariotti
Brian Mariotti